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                                                                  EXHIBIT 21.1


                         LATTICE SEMICONDUCTOR CORPORATION

                           SUBSIDIARIES OF THE REGISTRANT


    Name                                          Jurisdiction of Incorporation
    ----                                          -----------------------------
1.  Lattice GmbH                                             Germany

2.  Lattice Semiconducteurs SARL                             France

3.  Lattice Semiconductor KK                                 Japan

4.  Lattice Semiconductor (Shanghai) Co. Ltd.                China

5.  Lattice UK Limited                                       United Kingdom

6.  Lattice Semiconductor International Limited              Jamaica

7.  Lattice Semiconductor Asia Limited                       Hong Kong